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                                                           EXHIBIT 4.5






                          REGISTRATION RIGHTS AGREEMENT


                                 by and between


                                ENVOY CORPORATION


                                       and


                        THE PERSONS OR ENTITIES SET FORTH
                          ON THE SIGNATURE PAGES HEREOF




                       ----------------------------------

                            Dated: February 27, 1998

                       ----------------------------------







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                          REGISTRATION RIGHTS AGREEMENT

     REGISTRATION RIGHTS AGREEMENT, dated February 27, 1998 (this "Agreement"), among ENVOY Corporation, a Tennessee corporation (the "Company"), and the persons or entities set forth on the signature pages hereof as the holders of the common stock of the Company issued pursuant to the terms and conditions of the Merger Agreements (defined below) attached hereto (each, a "Shareholder" and, collectively the "Shareholders").

     This Agreement is made in connection with the Agreements and Plans of Merger, dated February 23, 1998 by and between (i) the Company, ENVOY Acquisition Corporation, Professional Office Systems, Inc. and Richard McIntyre and (ii) the Company, ENVOY Acquisition Corporation, XpiData, Inc., Michael F. Marolf, Sr., Michael F. Marolf, Jr., Jeffrey B. Marolf, and Lisa A. Marolf (the "Merger Agreements"), pursuant to which the Company has agreed to issue to the Shareholders an aggregate of 3,500,000 shares, no par value per share, of common stock of the Company as consideration for the transactions contemplated by the Merger Agreements (the "Common Stock"). See Schedule I attached hereto setting forth the number of shares acquired by each Shareholder. In order to induce the Shareholders to enter into the respective Merger Agreements, the Company has agreed to grant registration rights with respect to the Registrable Securities (as hereinafter defined) as set forth in this Agreement.

     The parties hereby agree as follows:

     1. Definitions. As used in this Agreement the following terms have the meanings indicated:

     "Act" means the Securities Act of 1933, as amended.

     "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     "Approved Underwriter" has the meaning assigned such term in Section 3(e).

     "Common Stock" means the Common Stock, no par value per share, of the Company or any other equity securities of the Company into which such securities are converted, reclassified, reconstituted or exchanged.

     "Company Underwriter" has the meaning assigned such term in Section 4(a).

     "Demand Registration" has the meaning assigned such term in Section 3(a).



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     "Designated Holder" means each of the Shareholders and any transferee of any of them to whom Registrable Securities have been transferred in accordance with the provisions of this Agreement, other than a transferee to whom such securities have been transferred pursuant to a registration statement under the Securities Act or Rule 144 or Regulation S under the Securities Act.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Existing Rightholders" means Persons who have obtained registration rights pursuant to (i) the First Data Registration Rights Agreement, which has been transferred to affiliates of Robert Fleming, Inc. and (ii) the Registration Rights Agreement dated March 6, 1996 among the Company, General Atlantic Partners 25, L.P., GAP Coinvestment Partners, L.P. and First Union Capital Partners, Inc. (the "Series B Registration Rights Agreement").

     "First Data Registration Rights Agreement" means the Registration Rights Agreement, dated as of June 6, 1995, between the Company and First Data Corporation.

     "Inspector" has the meaning assigned such term in Section 6(a)(viii).

     "NASD" has the meaning assigned such term in Section 6(a)(xiv).

     "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     "Registrable Securities" means each of the following: (a) the shares of Common Stock owned by the Designated Holders and (b) any shares of Common Stock issued or issuable to any or all of the Designated Holders with respect to shares of Common Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and shares of Common Stock issuable upon conversion, exercise or exchange thereof.

     "Registration Expenses" has the meaning set forth in Section 6(d).

     "SEC" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



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     2. General; Securities Subject to this Agreement.

     (a) Grant of Rights. The Company hereby grants certain registration rights to the Shareholders upon the terms and conditions set forth in this Agreement.

     (b) Registrable Securities. For the purposes of this Agreement, Registrable Securities will cease to be Registrable Securities when (i) a registration statement cover ing such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective registration statement, (ii) the date that such Registrable Securities are eligible for sale pursuant to Rule 144(k) (or any successor provision then in effect) under the Securities Act, or (iii) the Registrable Securities are proposed to be sold or distributed by a Person not entitled to the registration rights granted by this Agreement.

     (c) Holders of Registrable Securities. A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record Registrable Securities, or holds an option to purchase, or a security directly or indirectly convertible into or exercisable or exchangeable for, Registrable Securities whether or not such acquisition or conversion has actually been effected and disregarding any legal restrictions upon the exercise of such rights. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon exercise of an option or upon conversion of another security shall be deemed outstanding for the purposes of this Agreement.

     (d) The Registrable Securities shall not be sold or transferred unless either (i) such Registrable Securities first shall have been registered under the Securities Act or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act, except that no such opinion shall be required for routine sales under Rule 144.

     (e) Each certificate representing the Registrable Securities shall bear a legend to the following effect:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS OR



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                  PURSUANT TO A WRITTEN OPINION OF COUNSEL FOR THE COMPANY THAT
                  SUCH REGISTRATION IS NOT REQUIRED.

     The foregoing legend shall be removed from a certificate representing Registrable Securities, at the request of the holder thereof, provided, that such holder shall first have provided the Company with an opinion of legal counsel reasonably satisfactory to the Company that such legend lawfully be removed, except that no such opinion shall be required for routine sales under Rule 144.

     3. Demand Registration.

     (a) Request for Demand Registration. At any time during an Exercise Period (as defined below) (except that such period shall be extended for a period of time equal to the period during which any request to register Registrable Securities has been delayed as set forth below), the Shareholders holding more than twenty-five percent (25%) of the Registrable Securities then held by all of the Shareholders (and/or their transferees) pursuant to the Merger Agreements may make a written request for registration (such Designated Holders making such request being deemed to be "Initiating Holders") of up to 1,000,000 shares of Registrable Securities under the Securities Act and under the securities or "blue sky" laws of any jurisdiction designated by such holder or holders (a "Demand Registration"). If more than 1,000,000 shares are, pursuant to the request of the Initiating Holders and the approval of the Company in its sole discretion, included in a Demand Registration during an Exercise Period (as defined below), the number of Registrable Securities for which the Designated Holders may request a Demand Registration in subsequent Exercise Periods shall be reduced by the number of shares registered in excess of 1,000,000, divided by the number of Exercise Periods remaining. The Shareholders shall be entitled to one Demand Registration during each Exercise Period. An Exercise Period shall mean any of the following, except as set forth below: (a) from the date hereof through December 31, 1998; (b) from January 1, 1999 to December 31, 1999; or (c) from January 1, 2000 to the second anniversary of the date of this Agreement or such later date that such Registrable Securities become eligible for sale pursuant to Rule 144(k), but in no event later than December 31, 2000. If at the time of any request to register Registrable Securities pursuant to this Section 3(a), the Company is engaged in, or has fixed plans to engage in within ninety
(90) days of the time of such request, a registered public offering or is engaged in any other activity which, in the good faith determination of the Board of Directors of the Company, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a reasonable period not in excess of four (4) months from the effective date of such offering or the date of completion of such other material activity, as the case may be, such right to delay a request to be exercised by the Company not more than once in any Exercise Period. In addition, the Company shall not be required to effect any registration within 90 days after the effective date of any other Registration Statement of the Company. Each such request for a Demand Registration by the Initiating Holders shall state the amount of the Registrable Securities proposed to be sold, the intended method of disposition thereof and the jurisdictions in which registration is desired. Upon a request for a Demand Registration, the Company shall promptly take such steps as are necessary



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or appropriate to prepare for the registration of the Registrable Securities to be registered. Subject to Section 3(d), the Company and, at the Company's election, any other holders of shares of Common Stock with contractual registration rights, may include in the Demand Registration requested pursuant to this Section 3 any shares of Common Stock which it or they shall determine so to include and the consent of Initiating Holders shall not be required with respect thereto.

     (b) Effective Demand Registration. The Company shall use its best efforts (subject to the limitations set forth in subparagraph (a) above) to cause such Demand Registration to become effective not later than ninety (90) days after it receives a request under Section 3(a) hereof. A registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold or (ii) sixty (60) days; provided, however, that a registration shall not constitute a Demand Registration if (x) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable to the Initiating Holders and such interference is not thereafter eliminated or (y) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Initiating Holders; and provided further, that if the Initiating Holders request the Company to withdraw such registration (other than as a result of information concerning the business, operations or financial condition of the Company that is learned by the Initiating Holders after the date of the request for a Demand Registration), it shall constitute a Demand Registration unless the Initiating Holders promptly pay all of the Company's costs and expenses incurred in connection with such registration, pro rata in accordance with the number of Registrable Securities included in such registration.

     (c) Expenses. For allocation of the Registration Expenses incurred in connection with a Demand Registration, see Section 6(d) hereof.

     (d) Underwriting Procedures. If the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders to which the requested Demand Registration relates so elect, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter (as hereinafter defined) selected in accordance with Section 3(e). In such event, if the Approved Underwriter advises the Company and the Initiating Holders in writing that in its opinion the aggregate amount of securities requested to be included in such offering (whether by the Initiating Holders or otherwise) exceeds the amount of securities which can be sold in such offering within a price range acceptable to the Initiating Holders, then the Company shall include in such registration, to the extent of the amount of securities that may be sold within such price range, first, the Registrable Securities of the Initiating Holders included in the request for Demand Registration, second, the Registrable Securities of the Designated Holders other than the Initiating Holders included in such registration pursuant to the exercise by such Designated Holders of "incidental"




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registration rights under Section 4(a) and third, the number of securities of the Company and any stockholders who are not Initiating Holders, if any, pro rata based on the number of such securities to be included in such registration.


     (e) Selection of Underwriters. In the case of any registration effected pursuant to this Section 3 of the Agreement that is in the form of an underwritten offering, the Initiating Holders shall have the right to designate an investment banking firm of national reputation, selected from a list of investment banking firms provided by the Company, to act as the managing underwriter(s) in any underwritten offering (the "Approved Underwriter"); provided, however, that the final selection of the Approved Underwriter shall, in any case, be acceptable to the Company in its reasonable judgment. In addition, to the extent the Company and/or the Initiating Holders reasonably desire to include one or more co-managing underwriters in an underwritten offering pursuant to this Section 3, selected from the list referenced above, the Company shall have the right to designate such co-managers, subject to the approval of the Initiating Holders in their reasonable judgment.

     4. Piggy-Back Registration.

     (a) Piggy-Back Rights. If the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account (including, the account of Existing Rightholders) or for the account of an Initiating Holder pursuant to Section 3 of any class of security (other than a registration statement on Form S-4 or S-8 or any successor thereto), then the Company shall give written notice of such proposed filing to each of the Designated Holders of Registrable Securities (other than any Initiating Holders) at least thirty (30) days before the anticipated filing date, and such notice shall describe in detail the proposed registration and distribution and offer such Designated Holders (other than any Initiating Holders) the opportunity to register the number of Registrable Securities as each such holder may request. The Company shall, and shall use its best efforts (within ten (10) days of the notice provided for in the preceding sentence) to cause the managing underwriter or underwriters of a proposed under written offering (the "Company Underwriter") to, permit the Designated Holders of Registrable Securities who have requested in writing to participate in the registration for such offering to include such Registrable Securities in such offering on the same terms and conditions as the securities of the Company included therein. In connection with any offering under this Section 4(a) involving an underwriting, the Company shall not be required to include any Registrable Securities in such underwriting unless the Designated Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company.

     (b) In the event that a registration statement under the Securities Act is filed pursuant to Section 4(a) with respect to an offering by the Company for its own account or the account of the Existing Rightholders, if in the good faith written opinion of (i) the Company Underwriter or (ii) if the "incidental" registration pursuant to this Section 4(a) was requested by an Existing Rightholder pursuant to the exercise by such Existing Rightholder of a "demand"



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registration right granted to such Existing Rightholder by the First Data
Registration Rights Agreement or the Series B Registration Rights Agreement, then the Existing Rightsholders holding a majority of the securities of the Company held by all Existing Rightsholders included in such registration, and the registration of all or part of the Registrable Securities which the Designated Holders have requested to be included would adversely affect such public offering (including, the price range or timing of such registration), then the Company shall be required to include in the underwriting, to the extent of the amount that the Company Underwriter and such Existing Rightholders, if applicable, believe in good faith may be sold without causing such adverse effect, first, all of the securities to be offered for the account of the Company or the Existing Rightholders (if an Existing Rightholder initiated the registration pursuant to this Section 4(a) by exercising a "demand" registration right granted to such Existing Rightholder), as the case may be; second, the Registrable Securities to be offered for the account of the Designated Holders pursuant to this Section 4 and the securities to be offered for the account of Persons (other than the Designated Holders) that have contractual "incidental" registration rights (including, without limitation, the Existing Rightholders if the registration pursuant to this Section 4(a) was not initiated by an Existing Rightholder exercising a "demand" registration right), pro rata; and third, any other securities requested to be included in such underwriting.

     (c) In the event that a registration statement under the Securities Act is filed pursuant to Section 4(a) with respect to an offering for the account of an Initiating Holder pursuant to Section 3, if in the good faith written opinion of the Company Underwriter, the registration of all or part of the Registrable Securities which the Designated Holders have requested to be included would adversely affect such registration (including, the price range or timing of such registration), then the Company shall be required to include in such underwriting, to the extent of the amount that the Company Underwriter believes in good faith may be sold without causing such adverse effect, first, all of the Registrable Securities to be offered for the account of the Initiating Holder, second, all of the Registrable Securities to be offered for the account of the Designated Holders pursuant to this Section 4 and third, any other securities requested to be included in such registration.

     (d) Expenses. For allocation of the Registration Expenses incurred in connection with a registration pursuant to this Section 4, see Section 6(d) hereof.

     5. Holdback Agreements.

     (a) Restrictions on Public Sale by Designated Holders. Each Designated Holder of Registrable Securities agrees (i) not to effect any public sale or distribution of any Registrable Securities or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, during the five (5) business days prior to, and during the ninety (90) day period beginning on, the effective date of a registration statement (except as part of such registration) filed pursuant to a "demand" registration or an "incidental" registration, and (ii) not to effect any public sale or distribution of any Registrable Securities being registered in a registration statement or of any securities convertible into or



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exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, during the five (5) business days prior to, and during the ninety (90) day period beginning on the effective date of such registration statement (except as part of such registra tion), if and to the extent requested by the Company in the case of a non-underwritten public offering or such period as may be required by the Company Underwriter in the case of an underwritten public offering.

     (b) Restrictions on Public Sale by the Company. The Company agrees not to effect any public sale or distribution of any of its securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-4 or S-8 or any successor thereto), during the period beginning on the effective date of any registration statement in which the Designated Holders of Registrable Securities are participating and ending on the earlier of (i) the date on which all Registrable Securities registered on such registration statement are sold and (ii) the date sixty (60) days after the effective date of such registration statement.

     6. Registration Procedures.

     (a) Obligations of the Company. Whenever registration of Registrable Securities has been requested pursuant to Section 3 or 4 of this Agreement, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Company shall, as expeditiously as possible:

     (i) use its best efforts to prepare and file with the SEC a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and use its best efforts to cause such registration statement to become effective; provided, however, that (x) before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall provide counsel selected by the Designated Holders holding a majority of the Registrable Securities being registered in such registration ("Holders' Counsel") and any other Inspector (as hereinafter defined) with an adequate and appropriate opportunity to participate in the preparation of such registration statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the SEC, which documents shall be subject to the review of Holders' Counsel, and (y) the Company shall notify the Holders' Counsel and each seller of Registrable Securities of any stop order issued or threatened by the SEC and take all reasonable action required to prevent the entry of such stop order or to remove it if entered;

     (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the lesser of (x) ninety (90) days and (y) such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold, and comply with the provisions of the Securities Act with



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respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

     (iii) as soon as reasonably possible, furnish to each seller of Registrable Securities, prior to filing a registration statement, copies of such registration statement as is proposed to be filed, and thereafter such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

     (iv) use its best efforts to register or qualify such Registrable Securities under such other securities or "blue sky" laws of such jurisdictions as any seller of Registrable Securities may request, and to continue such qualification in effect in such jurisdiction for the lesser of (x) ninety (90) days and (y) such shorter period which will terminate when all Registrable Securities covered by such qualification have been sold, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this
Section 6(a)(iv), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

     (v) use its best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers of Registrable Securities to consummate the disposition of such Registrable Securities;

     (vi) notify each seller of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the Shareholders of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;



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     (vii) enter into and perform customary agreements (including an underwriting agreement in customary form with the Approved Underwriter or Company Underwriter, if any, selected as provided in Section 3 or 4) and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

     (viii) make available for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition pursuant to such registration statement, Holders' Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (each, an "Inspector" and collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's and its subsidiaries' officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (x) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

     (ix) if such sale is pursuant to a firm commitment underwritten offering, use its best efforts to obtain a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as Holders' Counsel or the managing underwriter reasonably request;

     (x) use its reasonable efforts to furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as such seller may reasonably request and are customarily included in such opinions;

     (xi) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the registration statement,



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an earnings statement covering a period of twelve (12) months beginning after the effective date of the registration statement, to the extent required by law and in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

     (xii) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, provided, that the applicable listing requirements are satisfied;

     (xiii) keep Holders' Counsel advised as to the initiation and progress of any registration under Section 3 or 4 hereunder;

     (xiv) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD"); and

     (xv) use best efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

     (b) Seller Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing.

     (c) Notice to Discontinue. Each Designated Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6(a)(vi), such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Designated Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(a)(vi) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Designated Holder's possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such registration statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 6(a)(ii)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6(a)(vi) to and including the date when the Designated Holder shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 6(a)(vi).

     (d) Registration Expenses. In a Demand Registration pursuant to Section 3 hereof, Designated Holders participating in the registration shall pay, pro rata in proportion to each Designated Holder's number of shares being registered in a registration pursuant to the terms of this

Agreement, the following expenses (not to exceed an aggregate of $150,000 per Demand Registration) arising from or incident to the performance of, or compliance with, this Agreement, including, without limitation, (i) SEC, stock exchange and NASD registration and filing fees, (ii) all fees and expenses incurred in complying with securities or "blue sky" laws (including reasonable fees, charges and disbursements of counsel in connection with "blue sky" qualifications of the Registrable Securities), and (iii) all printing, messenger and delivery expenses. In addition, the participating Designated Holders shall pay (i) the fees, charges and disbursements of counsel to the Designated Holders, and (ii) underwriting discounts and commissions. The Company shall pay
(i) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits incident to or required by any registration or qualification) and (ii) any liability insurance or other premiums for insurance obtained in connection with any Demand Registration or any piggy-back registration pursuant to the terms of this Agreement, regardless of whether such registration statement is declared effective. The Company shall bear all Registration Expenses (other than underwriting discounts and commissions and the costs of legal counsel for the Shareholders) in connection with any registration pursuant to Section 4; provided, however, if the registration is initiated pursuant to Section 3 the participating Shareholders shall pay such Registration Expenses as set forth in the first two sentences of this subparagraph (d). All of the expenses described in this Section 6(d) are referred to herein as "Registration Expenses."

     7. Indemnification; Contribution.

     (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Designated Holder, its officers, directors, trustees, partners, employees, advisors and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Designated Holder from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and reasonable attorneys fees and expenses, including such fees and expenses incurred in the enforcement hereof) arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information concerning such Designated Holder furnished in writing to the Company by such Designated Holder expressly for use therein. The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Designated Holders of Registrable Securities.

     (b) Indemnification by Designated Holders. In connection with any registration statement in which a Designated Holder is participating pursuant to
Section 3 or 4 hereof, each such Designated Holder shall furnish to the Company in writing such information with respect to such Designated Holder as the Company may reasonably request or as may be required by law for use in connection with any such registration statement or prospectus and each Designated Holder agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company, any underwriter retained by the Company and their respective directors, officers, employees and each Person who controls the Company or such underwriter (within the meaning of the Securities Act and the Exchange Act) to the same extent as the foregoing indemnity from the Company to the Designated Holders, but only with respect to any such information with respect to such Designated Holder furnished in writing to the Company by such Designated Holder expressly for use therein; provided, however, that the total amount to be indemnified by such Designated Holder pursuant to this Section 8(b) shall be limited to the net proceeds received by such Designated Holder in the offering to which the registration statement or prospectus relates.

     (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the "Indemnified Party") agrees to give prompt written notice to the indemnifying party (the "Indemnifying Party") after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the Indemnified Party unless
(i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel satisfactory to the Indemnified Party in its reasonable judgment or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party. In either of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.

     (d) Contribution. If the indemnification provided for in this Section 8 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(a), 7(b) and 7(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided that the total amount to be indemnified by such Designated Holder shall be limited to the net proceeds received by such Designated Holder in the offering.

     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person.

     8. Rule 144. The Company covenants that it shall use its best efforts to file any reports required to be filed by it under the Exchange Act; and that it shall use its best efforts to take such further action as each Designated Holder of Registrable Securities may reasonably request (including providing any information necessary to comply with Rules 144 and 144A under the Securities
Act), all to the extent required from time to time to enable such Designated Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rules may be amended from time to time, or (b) any similar rules or regulations hereafter adopted by the SEC. The Company shall, upon the request of any Designated Holder of Registrable Securities, deliver to such Designated Holder a written statement as to whether it has complied with such requirements.

     9. Miscellaneous.

     (a) Recapitalization, Exchanges, etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to (i) the shares of Common Stock and (ii) to any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalization and the like occurring after the date hereof.

     (b) Remedies. The Designated Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

     (c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by all of the parties hereto.

     (d) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopier, overnight courier service or personal delivery:

                            (i) if to the Company:

                                Envoy Corporation
                                Two Lakeview Place
                                15 Century Boulevard, Suite 600
                                Nashville, Tennessee 37214
                                Attention: President
                                Telecopy: (615) 231-4994

                                with a copy to:

                                Bass, Berry & Sims PLC
                                2500 First American Center
                                Nashville, Tennessee 37238
                                Attention:  Bob F. Thompson, Esq.
                                            Howard H. Lamar III, Esq.
                                Telecopy:  (615) 742-6298

                         (ii) if to the Shareholders:  at such address as
                              it appears on the transfer books of the Company.

                              with a copy to:

                              Graham & James LLP
                              One Maritime Plaza, Ste. 300
                              San Francisco, CA 94111-3492
                              Attn: Nicholas Unkovic, Esq.
                                    Joe Sorenson, Esq.

     All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

     (e) Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The registration rights with respect to any Registrable Securities and the other rights of the Designated Holders contained in this Agreement shall be transferred by the Designated Holders only with the consent of the Company. All of the obligations of the Company hereunder shall survive any such transfer. No Person other than the parties hereto and their respective successors and permitted assigns is intended to be a beneficiary of any of the rights granted hereunder.

     (f) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     (g) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     (h) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

     (i) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, it being intended that all of the rights and privileges of the Designated Holders shall be enforceable to the fullest extent permitted by law.

     (j) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and in the Merger Agreements. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     (k) Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

                                ENVOY CORPORATION

                                  /s/ Harlan F. Seymour
                                  ------------------------------------------
                              By: Harlan F. Seymour
                                  ------------------------------------------
                                  Title: Senior Vice President, Corporate
                                         Strategy & Development
                                  ------------------------------------------


                                THE SHAREHOLDERS


                                  /s/ Richard B. McIntyre
                                  -------------------------------------------
                                  Richard B. McIntyre


                                  /s/ Michael F. Marolf, Sr.
                                  -------------------------------------------
                                  Michael F. Marolf, Sr.


                                  /s/ Michael F. Marolf, Jr.
                                  -------------------------------------------
                                  Michael F. Marolf, Jr.


                                  /s/ Jeffrey B. Marolf
                                  -------------------------------------------
                                  Jeffrey B. Marolf


                                  /s/ Lisa A. Marolf
                                  -------------------------------------------
                                  Lisa A. Marolf


                                  /s/ Michael S. McIntyre
                                  -------------------------------------------
                                  Michael S. McIntyre


                                  /s/ Terrence J. McIntyre
                                  ------------------------------------------
                                  Terrence J. McIntyre


                                  /s/ Patrick J. McIntyre
                                  ------------------------------------------
                                  Patrick J. McIntyre